Exhibit 99.2

July 29, 2026

Dear Shareholders,

Over the past several quarterly releases and earnings remarks we have discussed our ongoing work to develop our rare earth and other critical mineral operations at the exploratory Brook Mine in Wyoming. Since my last Letter to Shareholders in September 2025, we have continued a fundamental internal realignment to create a dual-platform structure, with our metallurgical coal and potential critical mineral businesses as distinct operating entities. In this letter, I will focus on our emerging rare earth and other critical mineral operations.

Our last independent conceptual study of the Brook Mine project was conducted by Fluor Corp. and released in July 2025 (the “Fluor Report”). Today, we are releasing a new independent conceptual study from Hatch Associates Consultants, Inc. (“Hatch”). Hatch was engaged to provide a preliminary refining process definition to be used in a future technical report summary and initial assessment of the economic potential of the Brook Mine Critical Mineral Project 1(“Project”).

The Fluor report analyzed the separation and extraction processing of the various critical minerals and rare earths into oxides at our proposed mine-mouth critical mineral refinery (“CMR”) using a conventional technique called solvent extraction. The Fluor report also identified alternative processing techniques that we investigated further after the initial report was published.

The Hatch report analyzed the flowsheet design for the CMR to process, separate and extract critical minerals and rare earths into mineral oxides, metals and mixed rare earth carbonate (“MREC”). Hatch’s focus of analysis was a carbochlorination processing technique which I describe below.

The CMR will be a central component of our proposed vertically integrated critical mineral supply chain Project co-located at our Brook Mine site in Sheridan, Wyoming. This complex will encompass the upstream feedstock mining operations at our Brook Mine, midstream processing of oxides and MREC at the CMR and downstream commercial sales and product marketing coordinated through our Strategic Critical Mineral Stockpile and Terminal (“SCMT”).

Since last July, we have brought onto our Ramaco team the two former senior Fluor team members who prepared that report to help guide our metallurgical test work and advance our processing design efforts at the CMR. This led to a fundamental reassessment of the optimal processing method to separate and refine our unique carbonaceous critical mineral feedstock contained in relatively soft, coal and contiguous clays and shales. The refining technique we arrived at is called carbochlorination, which we have previously disclosed. We have also filed for patent protection on its application to our updated flowsheet.

[1]	Note the Hatch report is at an initial assessment level of study and, accordingly, all estimates and projections contained therein are based on limited and preliminary data. The estimates were completed to AACE Class 5 with an accuracy of -35/+50% with a contingency of 30% on the process plant. The assessment was based on 100% inferred mineral resources which are speculative, and there is no certainty that the results of the Initial Assessment will be realized. However, if no Inferred mineral resources were included in the cash flow of the Initial Assessment, then there would be no project. Therefore, while the work, results, estimates and projections are not definitive, they may nonetheless be considered generally indicative of the nature and quality of the Project.

This is a proven processing method which has been used in the titanium industry for over 75 years. Through ongoing geological, mineralogical and metallurgical analysis and testing, this new flowsheet was adapted and refined to process the unconventional feedstock coming from the Brook Mine. The objective was to improve the potential critical mineral and rare earth feedstock separations and extractions to produce oxides and MREC.

Today’s study from Hatch analyzed the overall Project and specifically the CMR using this revised carbochlorination process and then provided independent preliminary estimates of capital and operating costs. Hatch in turn relied on another independent analysis of the carbochlorination process itself, which was conducted by Kingston Process Metallurgy, Inc. (“KPM”).

The change in the refining process method has a dramatic impact not only on our estimates of the Brook Mine project economics, but also on the allocation of the potential critical mineral and rare earth product slate we expect to be capable of producing.

This initial assessment using the current Hatch report will be superseded by a full Preliminary Feasibility Study (“PFS”), which will further define the Project. As part of the PFS study Hatch will test and confirm additional opportunities such as recycling electronic waste (“e-waste”) into our feedstock stream with the objective of enhancing realizations, as explained below.

The key highlights for our investors that are presented below are from both the Hatch report (we have incorporated their independent capital and operating cost estimates) and separately from our own internal projected economics for the Brook Mine Project. Investors should note that the figures below on NPV8, IRR, adjusted EBITDA and revenue were internally prepared estimates by Ramaco. They have not been independently verified, and are superimposed on Hatch’s independent operating cost and capital expenditure estimates2:

●	The Brook Mine NPV has increased 567% to $8.0 billion before tax, and increased 537% to $6.4 billion after tax since the release of our 2025 third-party Fluor Report. This increase primarily reflects a change to a carbochlorination processing methodology referred to in the Hatch report from Fluor’s solvent-extraction methodology in their 2025 study. Because of this change, the two studies do not have functional equivalency. This NPV is shown visually below with cash flows through 2034 but reflects a 40-year mine life. It does not reflect the potential multi-generational mine life referenced elsewhere in this letter.

●	Average projected annual adjusted EBITDA of $1.3 billion is up almost ~800% from that same report[3]. Analogous to the NPV comparison, this increase reflects the change in processing methodology to the carbochlorination technique rather than organic project improvement, and the figures are not directly comparable to the Fluor report on an equivalent basis.

[2]	The economic estimates in this letter, including the NPV, IRR, adjusted EBITDA and revenue figures, are preliminary in nature and are based on inferred mineral resources. Inferred mineral resources are categorized as too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and therefore there is no certainty that these preliminary economic estimates will be realized. These estimates are internally prepared by Ramaco and are not the output of an “initial assessment,” pre-feasibility study or feasibility study prepared by a qualified person under Regulation S-K, Subpart 1300. A pre-feasibility study will be necessary to support the production schedule laid out in the economics, including the timing of construction and commercial operation.

●	The above estimated NPV and adjusted EBITDA figures do not factor in any additional potential economic upside or processing efficiency from the use of blending recycled e-waste and PVC waste into our feedstock before processing. Hatch has independently confirmed this as an opportunity, subject to further testing and investigation planned for this year and expected to be addressed in the PFS. We have also filed for patent protection on both of these recycling methods.

●	The capital for construction of the project is preliminarily estimated by Hatch at $3.2 billion, with an additional contingency of ~$0.8 billion[1]. We anticipate that these figures may be higher than the ultimate final construction numbers given the current early stage of process design which is prior to pilot testing to optimize design and equipment requirements which may reduce the contingency.

●	Scandium remains an important component of our product slate at 18% of projected revenue. However, this is significantly reduced from prior solvent-extraction figures, under which scandium previously accounted for more than half of our project revenue. Although scandium’s share of projected revenue has declined under the carbochlorination flowsheet, we continue to regard scandium as a strategically important product. We do not expect this change in product mix to affect existing customer or governmental interest.

●	The switch from solvent extraction to the new carbochlorination flowsheet is expected to allow approximately 75% of anticipated Brook Mine revenue to be tied to commodities whose primary demand driver is the semiconductor industry such as gallium metal, germanium oxide, high-purity silica (“HPS”) and high-purity alumina (“HPA”). Given the expected growth in all forms of computerized related commerce such as data centers and AI, we view this as a strong underpinning of the future market for oxide and related products from the Brook Mine.

Key Economics of Brook Mine Project

Below are the key projected economic details of the Brook Mine Project3. The key inputs for the financial model include:

●	A life-of-mine production schedule derived from the optimized pit shell.

●	Capital and operating cost estimates used by Hatch in its conceptual study, using Hatch’s upsized production case.

●	Third-party inputs, such as extraction rates from metallurgical testing, to estimate overall recoveries and inform annual production levels.

Ramaco then applied discounts to internally researched Western spot prices to arrive at internally prepared annual cash flow figures. As such, the NPV, IRR, adjusted EBITDA, payback period and revenue figures4 in this report are Ramaco’s internal estimates.

[3]	The preliminary economic estimates described in this letter have not been prepared as part of an initial assessment, pre-feasibility study or feasibility study under Item 1302 of Regulation S-K, and no Technical Report Summary has been filed with respect to these estimates. The Company expects to file an S-K 1300 compliant Technical Report Summary by the end of the calendar year 2026.

[4]	Adjusted EBITDA is a non-GAAP financial measure. Because the amounts presented are forward-looking projections, the Company is unable to reconcile projected adjusted EBITDA to the most directly comparable GAAP financial measure without unreasonable effort, primarily due to the difficulty of predicting the timing and amount of items that would be required for a GAAP measure, including future capital expenditures, taxes, financing costs and other non-cash or non-recurring items, which may be significant.

Our internally prepared financial model below shows the Brook Mine’s potential to generate significant economic value, delivering compelling ongoing cash flows as well as after-tax NPV and IRR. The strength of these financial metrics demonstrates the underlying asset quality and supports continued investment in advancing the Project toward production.

Brook Mine Summary
Cash Flow Build ($ '000; Year Ended December 31)

	2026	2027	2028	2029	2030	2031	2032	2033	2034	2026-2034
Margin Analysis										
Gallium Metal (Tonnes)						38	75	70	69	*251*
Scandium Oxide (Tonnes)						37	78	75	80	*270*
High purity Alumina (Tonnes)						13,068	26,004	24,013	23,898	*86,984*
MREC (Tonnes)						688	1,489	1,418	1,518	*5,113*
High purity Silica (Tonnes)						19,424	38,736	40,596	38,052	*136,807*
Germanium Oxide (Tonnes)						23	33	25	9	*90*
Total (Tonne)						**33,278**	**66,415**	**66,197**	**63,625**	***229,515***
Thermal Coal (M Tonnes)						1.6	2.4	1.8	1.3	*7*
Realized Price ($/Tonne) *(excludes coal)*						**$27,588**	**$27,341**	**$25,882**	**$26,103**	***$26,613***
Cash Cost ($/REO Tonne) *(excludes coal)*						**$6,636**	**$6,070**	**$6,162**	**$6,517**	***$6,303***
Mining ($/REO Tonne)						$1,746	$1,091	$1,095	$1,139	***$1,200***
Processing ($/REO Tonne)						$4,052	$4,152	$4,174	$4,362	***$4,202***
Production Taxes & Other ($/REO Tonne)						$839	$827	$894	$1,016	***$892***
Margins ($/REO Tonne)						**$20,952**	**$21,271**	**$19,720**	**$19,586**	***$20,310***
Gross Margin %						*76%*	*78%*	*76%*	*75%*	***76%***
Cash Flow Analysis										
Total Revenue						**$944,259**	**$1,856,252**	**$1,743,715**	**$1,682,226**	**$6,226,452**
Total Costs						**$220,847**	**$403,160**	**$407,931**	**$414,646**	**$1,446,585**
Mining Costs						$58,103	$72,476	$72,471	$72,471	$275,521
Processing Costs						$134,829	$275,767	$276,312	$277,520	$964,428
Production Taxes						$16,051	$38,804	$44,098	$50,563	$149,516
Other						$11,864	$16,114	$15,050	$14,092	$57,120
Adjusted EBITDA						**$723,412**	**$1,453,092**	**$1,335,784**	**$1,267,579**	**$4,779,867**
Capex: Growth - Total (Before Contingency)	**($12,000)**	**($168,927)**	**($423,130)**	**($1,930,484)**	**($632,403)**	-	-	-	-	**($3,166,944)**
Mining Capex	-	($12,270)	($99,225)	($18,405)	-	-	-	-	-	**($129,901)**
Processing Capex	($12,000)	($156,657)	($323,905)	($1,912,079)	($632,403)	-	-	-	-	**($3,037,043)**
Contingency (26%)	-	($42,000)	($83,000)	($542,000)	($167,000)	-	-	-	-	**($834,000)**
Capex: Maintenance - Total	-	-	-	-	-	($720)	($1,240)	($1,240)	($1,240)	**($4,440)**
Capex - Total	**($12,000)**	**($210,927)**	**($506,130)**	**($2,472,484)**	**($799,403)**	**($720)**	**($1,240)**	**($1,240)**	**($1,240)**	**($4,005,384)**
Pre Tax FCF ($ '000) - EBITDA Less Capex	**($12,000)**	**($210,927)**	**($506,130)**	**($2,472,484)**	**($799,403)**	**$722,692**	**$1,451,852**	**$1,334,544**	**$1,266,339**	**$774,483**

Valuation	($ '000)
Equity Value (Multiples Approach, Undiscounted)	**$31,888,696**
Target EV/EBITDA Multiple	**25x**
NPV8 (Pretax, 8% Discount Rate)	**$8,048,305**
Payback From First Production (Years)	**~3**
IRR (Unlevered; Pre tax)	**24%**

The above projected economics are based on figures in the Hatch report using 2.6 million tonnes of critical mineral feedstock processed into the CMR. In addition to the 2.6 million tonnes of critical mineral feedstock, the carbochlorination process allows for an additional ~0.9 million tonnes of mineralized coal to be processed through the plant, which results in additional saleable MREC product.

The Hatch report also provided alternative figures calculated on a lower 1.3-million-tonne critical mineral feedstock case— which established a scalable, lower-capital baseline that could be incrementally upsized based on demand—and the higher feedstock input.

Our economics are shown visually through 2034, although our discounted NPV accounts for a 40-year mine life. As further drilling and analysis occurs, we anticipate the Brook Mine has the potential to meaningfully exceed its currently estimated mine life only utilizing the 4,500 acres currently permitted for mining. As previously disclosed, there are an additional ~11,500 acres contiguous to the permitted area on which we are performing drilling and geological analysis.

The next chart below compares a summary of the general economic results from both the current Hatch report and last year’s Fluor report, with production units shown in tonnes.

The next chart below details the potential key product suite and each product’s contribution to internally calculated revenue. As noted, the carbochlorination flowsheet allows for approximately 75% of our anticipated Brook Mine Project internally prepared revenue to be tied to key commodities such as gallium metal, germanium oxide, HPA and HPS whose primary demand driver is the semiconductor industry.

The price deck we used for this analysis, when compared with current Western spot prices, is shown in the next chart below. For commodities with a quoted Western spot price (such as gallium and key rare earths), we show that price. For commodities with a recent market transaction marker (such as the U.S. Department of War purchase of scandium), we use that as a market reference. Where neither exists, we use third party consensus or similar long-term pricing, without price escalation over the life of mine.

The key takeaway: we are modeling our projections using material discounts across all oxide, metal, MREC, other critical mineral products and HPS. We believe that, given the geopolitical and supply-chain realities, any comparison to Chinese government-published spot indexes is fundamentally misguided.

Because the projected economics are strongly dependent on realized commodity prices and the discounts we apply, changes in those assumptions would have a corresponding effect on projected NPV, IRR, adjusted EBITDA and revenue. We have not presented a sensitivity analysis illustrating how these metrics would vary under alternative pricing scenarios, and investors should not assume that the modeled prices or discounts will be realized.

Key Details

Beyond the highlights noted above, below is additional detail on key aspects of the Brook Mine Project based on Hatch analysis of the carbochlorination flowsheet and our internally prepared projections:

●	Financials:

Pre-tax NPV8 of $8.0 billion — a 567% increase from the previous flowsheet. Pre-tax IRR of 24%. Adjusted annual EBITDA averages $1.3 billion over the mine life, with $1.7 billion in average annual revenue.

●	Production:

The total feed to the plant includes inferred resources of carbonaceous clays and mineralized coal. Over the life of mine, the average grades of critical mineral oxide (“CMO”)5 are 416 ppm, as well as 7.6% Al and 21.0% Si.

Over a 40-year mine life, average annual feed to the carbochlorination facility is ~3.5 million tonnes of enriched carbonaceous clays and shales as well as mineralized coal (~2.6 million tonnes of clays/shales and ~0.9 million tonnes of coal). Average annual production is included in the Brook Mine Summary table above, which includes revenue from approximately 1.5 million tonnes per year of thermal coal. As previously disclosed, we intend to use the coal as the “carbo” reagent in the carbochlorination process and/or to sell the remaining coal into the power markets.

[5]	CMO includes oxides of Sc, Y, La, Ce, Pr, Nd, Sm, Eu, Gd, Tb, Dy, Ho, Er, Tm, Yb, Lu plus Ga and Ge.

●	Flowsheet:

Small amounts of the kaolinite in the enriched clay zones are converted into HPA and HPS by reaction with chlorine. Approximately 5% of the Al2O3 associated with kaolinite is converted to HPA and 2.5% of the SiO2. Volatile chloride compounds, which include gallium, germanium, alumina and silica are then recovered, separated and purified from the gaseous stream. The mineralized coal serves as a carbon source and necessary reagent, contributing incremental rare earth and other critical mineral production. Rare earths are converted to chlorides but predominantly remain in the residue where they are leached with water. Impurities are removed before precipitation of an MREC that will be sold to be refined by a third party.

Gallium’s thermodynamic behavior under carbochlorination conditions is well established — it reports efficiently as a vapor in the off-gas where it is recovered and purified. We intend to produce gallium metal to access higher-value end markets across semiconductors, AI server power electronics, precision optics, and 5G/6G networks.

Carbochlorination extracts meaningfully both more product and revenue from the Brook Mine deposit than we achieved in the conventional hydrometallurgical process. It has additional benefits, including lower water consumption and flowsheet simplification through production of MREC rather than solvent-extraction separation. The expanded product suite provides meaningful exposure to supply chain security across semiconductors, aerospace, defense, and magnets.

●	Extraction Recoveries:

Independent testing at KPM’s third-party lab achieved high carbochlorination extractions for all key revenue generating critical minerals and silica. The Brook Mine feedstock was effectively consumed in the carbochlorination tests with initial results from KPM showing original average extraction levels over 90%. Further testing now indicates upside from recoveries exceeding 98%. Recovery projections were estimated downstream to determine overall plant recoveries.

Further test work is planned in Q3 at Ramaco’s own laboratory facility to expand the test program at bench-scale to validate metallurgical performance throughout the flowsheet and optimize operating conditions. Further recovery results will be included in the PFS.

●	E-waste Opportunity:

We are evaluating the technical viability and economics of incorporating electronic waste (e-waste) blended into the feedstock, with sourcing efforts targeting e-waste containing higher concentrations of gallium and germanium. Because carbochlorination effectively extracts REEs and other critical minerals, even small amounts of e-waste could significantly increase revenue from material otherwise destined for landfill — particularly gallium and germanium-rich waste, which is difficult to recycle by other methods. We will also explore other possible forms of e-waste targeting additional products6.

[6]	Incorporating e-waste and PVC waste as feedstock may subject these activities to hazardous-waste handling and permitting requirements under the Resource Conservation and Recovery Act (RCRA) and comparable state laws, and any internationally sourced e-waste may be subject to U.S. import restrictions. We will evaluate these regulatory considerations as part of our ongoing testing and the PFS.

●	Product Offtake:

We remain in advanced stages of product offtake discussions with potential domestic groups, both private and governmental, as well as international groups.

In parallel with the technical work supporting the Hatch report, we have advanced a comprehensive commercial strategy focused on integrating future Brook Mine oxide, metal, and MREC products into domestic and allied critical mineral supply chains. In support of these efforts, Ramaco has hired and onboarded internal marketing and sales staff dedicated solely to the Brook Mine materials, as well as contracted several consultants who specialize in specific minerals and supply chains.

With this expanded commercial capability, Ramaco has now established relationships across the downstream value chains for each of the principal Brook Mine products. Ramaco is pursuing a framework of prospective offtake agreements, whether formally via MOUs or informally. These should mature into negotiation of definitive commercial agreements as Brook Mine products progress through laboratory qualification and pilot-scale production.

Also, recognizing that the Brook Mine critical mineral deposit was discovered in partnership with the U.S. government, Ramaco continues to build relationships within government to support the strategic initiatives to onshore Western critical mineral supply chains. We are in active discussion with the Department of War, the Department of Commerce and also maintain our on-going involvement with the Department of Energy.

●	Financing:

We are currently in discussions regarding a variety of third-party project financing regarding funding for the CMR involving the public and private sectors, including U.S. governmental groups mentioned above. Details will be disclosed when transactions are advanced to the point of specific documentation.

I would note that our major capital requirements for the CMR are more than two years away. Our future testing, pilot plant and mining capital requirements can all be met from current internal funds. We also expect that there will be substantial future risk mitigation to the project in the form of offtake agreements, greater clarity of the level of capital requirements from further design and process optimization and, of course, technological refinements to the overall critical mineral refining and separation process.

We are well capitalized, patient and methodical. We will strive to finance the project to obtain the strongest possible value for our shareholders.

●	Capital Cost:

In Hatch’s upsized case, total initial pre-production capital cost estimates are $3.2 billion before a $0.8 billion contingency, or $4.0 billion in total post-contingency. The capital cost estimate completed by Hatch for the process facility corresponds to an AACE Class 5 estimate, with an accuracy range of -35%/+50% and a 30% contingency applied within Hatch’s scope for the process plant.

The higher capital cost at this stage of the carbochlorination process versus the earlier hydrometallurgical process reflects:

o	feed preparation requirements for mineralized coal,

o	a more conservative view of reaction kinetics (versus the titanium industry) impacting the size and thickness of reactors (and thus cost) pending further testing in the pilot phase,

o	higher product production tonnages, and

o	conservative selection of materials for construction pending further engineering evaluation.

The next project phase will include the exploration of opportunities to meaningfully reduce anticipated capital cost impacts.

We have provided owner’s estimates for certain costs including mine fleet, mine development, residue storage, rail loadout, permitting and regulatory matters, infrastructure outside the process plant battery limit, and the owner’s operating team.

●	Execution Schedule:

We requested that Hatch provide an accelerated project execution plan for construction and development of the CMR. The table below provides high-level milestones per Hatch’s accelerated timeline. This strategy assumes that key engineering, procurement, and development activities are initiated prior to Final Investment Decision (“FID”) and before all project uncertainties are fully resolved. These early commitments are required to maintain the accelerated schedule and to prevent long-lead activities from becoming critical-path constraints.

●	Geological Advancement:

We have continued an aggressive on-going program of geological study and assessment of the 4,500 acres permitted area of the deposit. To date we have drilled 684 core holes (equaling roughly 11 miles of coring). We have conducted ~7,500 ICP-MS tests on samples, plus ~34,000 XRF tests. We will continue this comprehensive level of testing in order to add detail to the characterization of the mineral resource and to advance its classification from inferred to indicated. We will also move to further geological testing on the balance of the roughly 11,500 additional acres which have not yet been permitted.

●	Pilot Plant Advancement:

Construction of the pilot plant has continued to progress this summer, with completion of the building shell anticipated this October. Based on receipt of further design criteria from Hatch, we expect Zeton, Inc. to begin engineering in Q3 2026. The fabricated equipment modules from Zeton are then projected to ship for installation in the first half of 2027 with the pilot plant becoming fully operational later in 2027.

Once that building shell is complete this fall, chemical, metallurgical and geological testing operations will begin at this new location, in addition to those being conducted at our existing iCAM research center in Sheridan.

Addressing U.S. and Global Market Demand

As previously noted, the Brook Critical Mineral Project complex — including the Brook Mine itself, combined with the midstream CMR refinery and downstream SCMT marketing terminal — has the potential to supply a substantial volume of the processed oxide, metal and MREC needed to meet meaningful levels of both U.S. domestic and international demand.

The chart below shows the potential annual Brook Project product slate production compared with current levels of U.S. and global demand.

In closing, we look forward to providing more commentary on our Q2 earnings call, which is scheduled for August 5th. We will also continue to provide periodic updates on significant milestones as development of the Brook Mine critical mineral and rare earth project unfolds over the coming months.

All the best,

/s/ Randall W. Atkins
Randall W. Atkins
Chairman and Chief Executive Officer

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia and southwestern Virginia, and is exploring a coal, rare earth and other critical minerals project in Wyoming. The Company’s executive offices are located in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth element and other critical mineral exploration stage property near Sheridan, Wyoming (the “Brook Mine”). The Brook Mine remains an exploration stage property, and no assurance can be given that it will be successfully developed into a commercial scale mine or that any inferred mineral resources estimated will be converted into higher confidence mineral resources or eventually mineral reserves. Contiguous to the Brook Mine, the Company operates a carbon research facility related to the potential production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of more than 70 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Shareholder Letter constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to future production volumes and sales, anticipated capital expenditures, expected demand for metallurgical coal, the development and commercialization of the Brook Mine rare earth and critical mineral project, projected operating costs and margins, and the Company’s financial guidance and outlook. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully increase production at our existing met coal complexes in accordance with the Company’s growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the impact of tariffs imposed by the United States and foreign governments, the further decline of demand for coal in export markets and underperformance of the railroads, the Company’s ability to successfully develop the exploratory Brook Mine rare earth and critical mineral project, including whether the Company’s exploration target and estimates for such mine are realized, the timing of the initial production of rare earth concentrates, the development of a pilot and ultimately a full-scale commercial processing facility. Mineral resources are not mineral reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves. There is no certainty that any part of the inferred mineral resources estimated at Brook Mine will be converted into higher confidence mineral resources and eventually mineral reserves in the future. Rare earth and critical minerals are a new initiative for us and, as such, have required and will continue to require us to make significant investments to build out our rare earth and other critical mineral capabilities.

Additional factors specific to the Brook Mine economic estimates include, without limitation: the preliminary nature of the estimates and their reliance on inferred mineral resources, which are too speculative to be classified as mineral reserves; the fact that the NPV, IRR, adjusted EBITDA and revenue figures are Ramaco’s internally prepared estimates that have not been independently verified; the wide accuracy range of the capital cost estimate, which is an AACE Class 5 estimate with an accuracy range of -35%/+50% (meaning the $4.0 billion post-contingency estimate could reasonably range from approximately $2.6 billion to $6.0 billion); the sensitivity of the projected economics to realized commodity prices and applied discounts, for which no sensitivity analysis has been presented; the risk that anticipated non-dilutive project financing may not be available on acceptable terms or at all, which could require the Company to raise additional capital, including equity that could dilute existing shareholders; and regulatory risks associated with the planned incorporation of electronic waste and PVC waste as feedstock, including hazardous-waste handling requirements under the Resource Conservation and Recovery Act (RCRA) and comparable state laws, as well as potential import restrictions on internationally sourced e-waste.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.